Exhibit 99.1

OmniComm Systems, Inc. 2101 West Commercial Blvd. Suite 3500 Fort Lauderdale, FL 33309 USA Phone: +1.954.473.1254 Fax: +1.954.473.1256 www.omnicomm.com

 FOR IMMEDIATE RELEASE

OmniComm’s Early Investor and Long-Term CEO, Cornelis Wit, to Pass Baton to COO/President Stephen Johnson on June 1, 2017

Cornelis Wit will continue as Executive Chairman; Randall Smith, Chairman, founder and CTO, named Executive Vice Chairman

Fort Lauderdale, FL, March 15, 2017 - Cornelis Wit, chief executive officer of OmniComm Systems, Inc. (OTCQX: OMCM), is passing the CEO baton to Stephen Johnson, currently OmniComm’s president and chief operating officer, effective June 1, 2017. Additionally, Randall Smith, OmniComm’s founder, chairman of the board and chief technology officer, will pass his position as CTO to Keith Howells, who has been OmniComm’s head of development for the last six years. Both Wit and Smith will remain involved in the company, with Mr. Wit as executive chairman and Mr. Smith as executive vice chairman at OmniComm Systems, a leading global provider of clinical data management technology.

“After 15 years in the CEO position, we have gathered a very talented group of people and a great management team. During the last few years, we have seen a strong increase in sales and operating profits, and it is time to give the next generation of OmniComm management the power to take the company to the next level,” Mr. Wit said. As an early investor in OmniComm, he has been a member of the company’s Board of Directors since November 1999, and CEO since June 2002.

"As we celebrate the 20th anniversary of OmniComm, I am grateful to have spent two decades with this great company and very talented staff, which includes industry thought leaders, sales professionals, and global customer support specialists,” said Mr. Smith, who founded OmniComm in February 1997. “I have a strong sense of pride in the innovation and market share growth our team has achieved in the last 20 years. OmniComm is operationally sound and well-positioned for future growth.”

Mr. Smith, chairman of the board, has been an executive officer and member of OmniComm’s Board of Directors since 1997. He served as president and CTO from May 1997 until August 2000, and thereafter as chairman and CTO.

Both Wit and Smith have been active in the selection and development of their successors and will play important roles in future growth and strategy. Their successors, long-tenured OmniComm team members, have deep roots in the company and the industry.

Mr. Johnson has served as OmniComm’s president and COO since June 2010, and is responsible for providing effective leadership, direction in planning, and oversight of all business development and operations. Previously, he served as COO and executive vice president of business development. Mr. Johnson joined OmniComm as the senior vice president of business development in 2006. In that early role, he was responsible for global sales/marketing and client services/support. Prior to joining OmniComm, he spent seven years managing business development for the Oracle Clinical Applications group for the East Coast. He has more than 20 years of industry experience specific to clinical trials and electronic data capture (EDC), having held various positions of increasing responsibility for Oracle, PHT Corp., Clinical Data Solution and Pfizer Pharmaceuticals.

Fort Lauderdale, FL United States	Somerset, NJ United States	Bonn Germany	Southampton United Kingdom	Leiden The Netherlands	Tokyo Japan

Mr. Howells joined OmniComm in January 2011, with responsibility for the development and innovation of the company’s products. Mr. Howells has more than 20 years of experience in designing, building and implementing clinical research applications, including five years as the head of development for Oracle’s pharmaceutical application suite and five years as the head of development for Medidata Solutions. In those positions, his responsibilities included development of applications for clinical data management, EDC, medical dictionary coding, safety, trial planning and trial budgeting.

Additionally, the succession will include the following promotions within OmniComm:

●	John Fontenault, senior vice president of operations, has been promoted to chief operating officer (COO).
●	Kuno van der Post, senior vice president of business development, has been promoted to chief commercial officer (CCO).
●	Ken Light, executive vice president of professional services, has been promoted to executive vice president of corporate strategy.

All of the management changes will be effective June 1, 2017.

About OmniComm Systems, Inc.
OmniComm Systems, Inc. is a leading strategic software solutions provider to the life sciences industry. OmniComm is dedicated to helping the world’s pharmaceutical, biotechnology, contract research organizations, diagnostic and device firms, and academic medical centers maximize the value of their clinical research investments. Through the use of innovative and progressive technologies, these organizations drive efficiency in clinical development, better manage risks, ensure regulatory compliance and manage their clinical operations performance. OmniComm provides comprehensive solutions for clinical research with an extensive global experience from more than 5,000 clinical trials. For more information, visit omnicomm.com

Contact Info

Jacqueline Smith
OmniComm Systems, Inc.
+1.954.473.1254
jsmith@omnicomm.com

Fort Lauderdale, FL United States	Somerset, NJ United States	Bonn Germany	Southampton United Kingdom	Leiden The Netherlands	Tokyo Japan